The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission.

Subject to completion dated April 1, 2010.

PRELIMINARY PRICING SUPPLEMENT NO. 502 dated [•], 2010 to Prospectus Supplement and Prospectus dated February 4, 2010 relating to the Eksportfinans ASA U.S. Medium-Term Note Program	Filed pursuant to Rule 424(b)(2) Registration Statement No. 333-164694

EKSPORTFINANS ASA

Access Securities
with Capped Upside and Contingent Downside Protection
Linked to the iShares® MSCI EAFE IndexSM Fund due November 5, 2013
Continuous Intraday Knock-In

This document is a pricing supplement. This pricing supplement provides specific pricing information in connection with this issuance of securities. Prospective investors should read this pricing supplement together with the prospectus supplement and prospectus dated February 4, 2010 for a description of the specific terms and conditions of the particular issuance of securities. This pricing supplement amends and supersedes the accompanying prospectus supplement and prospectus to the extent that the information provided in this pricing supplement is different from the terms set forth in the prospectus supplement or the prospectus.

Issuer:	Eksportfinans ASA

Agent:	Wells Fargo Securities, LLC. The agent may make sales through its affiliates or selling agents.

Principal Amount:	Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. The securities are not principal protected.

Maturity Date:	November 5, 2013. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Interest:	We will not pay you interest during the term of the securities.

Fund:	The return on the securities is linked to the performance of the iShares® MSCI EAFE IndexSM Fund, which we refer to as the Fund.

Payment at Maturity:

The amount you receive at maturity, for each security you own, will depend upon the change in the value of the Fund based on the final Fund value relative to the initial Fund value (calculated as described in this pricing supplement) and on whether a knock-in event has occurred during the term of the securities.

If the final Fund value is greater than the initial Fund value, the payment at maturity per security will equal the issue price of $1,000.00 plus a supplemental payment equal to $1,000.00 times the percentage increase of the value of the Fund, not to exceed the maximum supplemental payment amount, expected to be between $350.00 and $450.00 per security, which will result in an expected maximum maturity payment amount per security of $1,350.00 to $1,450.00. The actual maximum supplemental payment will be determined on the trade date.

If the final Fund value is equal to the initial Fund value, the payment at maturity per security will equal the issue price of $1,000.00.

If the final Fund value is less than the initial Fund value, the payment at maturity per security will equal the issue price of $1,000.00, unless a knock-in event has occurred.

If the final Fund value is less than the initial Fund value and a knock-in event has occurred, the payment at maturity per security will equal the issue price of $1,000.00 times the relative return of the Fund as measured by the final Fund value divided by the initial Fund value, and you will lose some or all of your principal.

Knock-in Event:

A knock-in event will occur if the value of the Fund at any time on any trading day, from the first trading day following the trade date to and including the valuation date, is equal to or less than the knock-in level of [•], which is 40.00% below the initial Fund value (to be determined on the trade date).

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Trade Date:	April [•], 2010

Original Issue Date:	May [•], 2010

CUSIP Number:

     For a detailed description of the terms of the securities, see “Summary Information” beginning on page P-2 and “Specific Terms of the Securities” beginning on page P-17. Defined terms used in this cover page are defined in “Specific Terms of the Securities”.

Investing in the securities involves risks. See “Risk Factors” beginning on page P-11.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this pricing supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Per Security	Total
Maximum Public Offering Price	$1,000.00	[•]
Maximum Underwriting Discount and Commission(1)	$25.00	[•]
Maximum Proceeds to Eksportfinans ASA	$975.00	[•]

     (1) In addition to the underwriting discount and commission, the public offering price specified above includes structuring and development costs. If the securities were priced today, the underwriting discount and commission and structuring and development costs would total approximately $47.50 per $1,000.00 principal amount of the securities. The actual underwriting discount and commission and the structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commission and structuring and development costs exceed $55.00 per $1,000.00 principal amount of the securities. See “Use of Proceeds and Hedging” and “Supplemental Plan of Distribution” in this preliminary pricing supplement for further information regarding how we may hedge our obligations under the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

Wells Fargo Securities

The date of this preliminary pricing supplement is April 1, 2010.

SUMMARY INFORMATION

     This summary includes questions and answers that highlight selected information from this pricing supplement and the accompanying prospectus supplement and prospectus to help you understand the Access Securities with Contingent Downside Protection and Capped Upside Linked to the iShares® MSCI EAFE IndexSM Fund due November 5, 2013 (the securities). You should carefully read this pricing supplement and the accompanying prospectus supplement and prospectus to fully understand the terms of the securities, the iShares® MSCI EAFE IndexSM Fund, which we refer to as the Fund, and the tax and other considerations that are important to you in making a decision about whether to invest in the securities. You should carefully review the section “Risk Factors” in this pricing supplement and the accompanying prospectus supplement and prospectus, which highlight certain risks associated with an investment in the securities, to determine whether an investment in the securities is appropriate for you.

     Unless otherwise mentioned or unless the context requires otherwise, all references in this pricing supplement to “Eksportfinans”, “we”, “us” and “our” or similar references mean Eksportfinans ASA and its subsidiaries.

What are the securities?

     The securities offered by this pricing supplement will be issued by Eksportfinans and will mature on November 5, 2013. The return on the securities will be linked to the performance of the Fund and will depend on whether a knock-in event occurs during the term of the securities. The securities will bear no interest and no other payments will be made until maturity.

     As discussed in the accompanying prospectus, the securities are debt securities and are part of a series of debt securities entitled “Medium-Term Notes” that Eksportfinans may issue from time to time. The securities will rank equally with all other unsecured and unsubordinated debt of Eksportfinans. For more details, see “Specific Terms of the Securities” beginning on page P-17.

     Each security will have a principal amount of $1,000.00. Each security will be offered at an initial public offering price of $1,000.00. You may transfer only whole securities. Eksportfinans will issue the securities in the form of a global certificate, which will be held by The Depository Trust Company, also known as DTC, or its nominee. Direct and indirect participants in DTC will record your ownership of the securities.

Are the securities principal protected?

     No, the securities do not guarantee any return of principal at maturity. If a knock-in event has occurred and the final Fund value is less than the initial Fund value, the amount you will receive at maturity will equal the issue price of $1,000.00 per security times the relative return of the Fund, and will be less than the principal amount of the securities. Accordingly, if the value of the Fund declines in this manner, you will lose some or all of your principal.

What will I receive upon maturity of the securities?

     At maturity, for each security you own, you will receive a cash payment equal to the “maturity payment amount”. The maturity payment amount to which you will be entitled depends on the percentage change in the value of the Fund calculated based on the final Fund value (as defined below) relative to the initial Fund value (as defined below) and on whether a knock-in event occurs during the term of the securities.

     The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Fund value is greater than the initial Fund value, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the supplemental payment amount equal to:

$1,000.00 ×	(	final Fund value – initial Fund value	)
initial Fund value

  not to exceed the maximum supplemental payment amount. The maximum supplemental payment amount will be determined on the trade date and is expected to be between $350.00 and $450.00 per security.

  If the final Fund value is equal to or less than the initial Fund value, the maturity payment amount per security will equal the issue price of $1,000.00, unless a knock-in event has occurred.

  If the final Fund value is equal to or less than the initial Fund value and a knock-in event has occurred, the maturity payment amount per security will equal:

$1,000.00 × the relative return of the Fund

     If the final Fund value is equal to or less than the initial Fund value and a knock-in event has occurred, the amount you will receive at maturity will be equal to the issue price of $1,000.00 per security times the relative return of the Fund, and will be less than the principal amount of the securities. If the final Fund value is zero, the maturity payment amount will be zero.

     The relative return of the Fund equals the final Fund value divided by the initial Fund value.

     The initial Fund value is [•], the closing price per share of the Fund on the trade date.

     The final Fund value will be determined by the calculation agent and will be the closing price per share of the Fund on the valuation date.

     The value of the Fund will during any trading day, other than the closing price, be the latest market price at that time reported by Bloomberg Financial Markets or a similar or successor source, as determined by the calculation agent.

     A knock-in event will occur if, as determined by the calculation agent, the Fund value at any time on any trading day from the first trading day following the trade date to and including the valuation date, is equal to or less than the knock-in level.

     The knock-in level is [•], or 40.00% below the initial Fund value, and will be determined by the calculation agent on the trade date.

     The valuation date is October 29, 2013. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event (as defined under “Specific Terms of the Securities—Market Disruption Event” below) has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

     The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Fund (or any such other security) are listed or admitted to trading, or if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

     If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

     If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

     The market price of the shares of the Fund at any time during any trading day during the regular business hours of the relevant exchange, is the latest reported sales price of the shares of the Fund on the relevant exchange at that time, as determined by the calculation agent.

     A trading day means a day, as determined by the calculation agent, on which trading is generally conducted on the New York Stock Exchange, Inc. (NYSE), the NYSE Arca, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

     A business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in the City of New York generally are authorized or obligated by law, regulation or executive order to close.

     The relevant exchange is the primary United States securities exchange or organized market of trading for the shares of the Fund. If certain events occur as described below under “Specific Terms of the Securities — Discontinuation of / Adjustments to the Fund”, the relevant exchange will be the exchange or securities market on which the successor fund that is a listed exchange traded fund is principally traded, or the exchanges or securities markets on which the stocks used for the purposes of calculating a substitute price for the Fund are principally traded, as applicable, as determined by the calculation agent. The relevant exchange as of the date of this preliminary pricing supplement is the NYSE Arca.

     You should understand that the opportunity to benefit from the possible increase in the value of the Fund through an investment in the securities is limited because the amount that you receive at maturity will never exceed the principal amount plus the maximum supplemental payment amount. The maximum supplemental payment amount represents a maximum appreciation on the securities, currently expected to be between 35.00% and 45.00% over the principal amount of the securities. However, if the final Fund value is less than the initial Fund value and a knock-in event has occurred, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the value of the Fund decreases in this manner, you will lose some or all of your principal.

Hypothetical Examples

     Set forth below are four hypothetical examples of the calculation of the maturity payment amount. For purposes of these examples we have assumed the following:

     Hypothetical initial Fund value: $55.98

     Hypothetical knock-in level: $33.588 (40.00% below the hypothetical initial Fund value)

     Hypothetical maximum supplemental payment amount: $400.00

Example 1—The hypothetical final Fund value is 75.00% of the hypothetical initial Fund value, and a knock-in event has occurred (i.e., at some time during the term of the securities the Fund value was equal to or less than the knock-in level at any time on any trading day from the first trading day following the trade date to and including the valuation date):

     Hypothetical final Fund value: $41.99

Maturity payment amount (per security) = $1,000.00 × (	41.99 55.98	) = $750.00

     Since the hypothetical final Fund value is less than the hypothetical initial Fund value and a knock-in event has occurred, the amount you will receive at maturity will equal the issue price of $1,000.00 per security times the relative return of the Fund, and you would lose some of your principal in proportion to the percentage decline in the Fund. Because the Fund declined by 25.00% from the initial Fund value to the final Fund value, your total cash payment at maturity would be $750.00 per security, representing a 25.00% loss of the principal amount of your securities.

Example 2—The hypothetical final Fund value is 75.00% of the hypothetical initial Fund value and a knock-in event has not occurred:

     Hypothetical final Fund value: $41.99

     Maturity payment amount (per security) = $1,000.00

     Since the hypothetical final Fund value is less than the initial Fund value but a knock-in event has not occurred, the maturity payment amount per security will equal the principal amount of $1,000.00.

Example 3—The hypothetical final Fund value is 125.00% of the hypothetical initial Fund value:

     Hypothetical final Fund value: $69.98

Supplemental payment amount =	$1,000.00 ×	(	final Fund value – initial Fund value initial Fund value	)

     subject to the hypothetical maximum supplemental payment amount of $400.00.

=	$1,000.00 ×	(69.98 – 55.98 55.98)	= $250.00

     Maturity payment amount (per security) = $1,000.00 + supplemental payment amount

= $1,000.00 + $250.00 = $1,250.00

     Since the hypothetical final Fund value is greater than the hypothetical initial Fund value, you would receive the principal amount of $1,000.00 plus the supplemental payment amount equal to $1,000.00 times the percentage change in the value of the Fund, subject to the hypothetical maximum supplemental payment amount of $400.00. Since the supplemental payment amount in this example is less than the hypothetical maximum supplemental payment amount, your total cash payment at maturity would be $1,250.00 per security, representing a 25.00% return above the principal amount of your securities.

Example 4—The hypothetical final Fund value is 150.00% of the hypothetical initial Fund value:

     Hypothetical final Fund value: $83.97

Supplemental payment amount =	$1,000.00 ×	(	final Fund value – initial Fund value initial Fund value	)

     subject to the hypothetical maximum supplemental payment amount of $400.00.

= $1,000.00 ×	(83.97 – 55.98 55.98)	= $500.00;	> 400.00

     Maturity payment amount (per security) = $1,000.00 + maximum supplemental payment amount

= $1,000.00 + $400.00 = $1,400.00

     Since the hypothetical final Fund value is greater than the hypothetical initial Fund value, you would receive the principal amount of $1,000.00 plus the supplemental payment amount equal to $1,000.00 times the percentage change in the value of the Fund, subject to the hypothetical maximum supplemental payment amount of $400.00. In effect, the hypothetical maximum supplemental payment amount limits the participation in increases in the Fund from the initial Fund value to the final Fund value above 40.00%. Since the Fund in this example increased by more than 40.00%, the calculation of the supplemental payment amount is limited by the hypothetical maximum supplemental payment amount. Consequently, your maturity payment amount would be limited to $1,400.00 per security, representing a 40.00% return above the principal amount of your securities. The actual maximum supplemental payment amount will be determined on the trade date.

Hypothetical Returns

     The following table illustrates, for the hypothetical initial Fund value and a range of hypothetical final Fund values:

  the hypothetical maturity payment amount per security;
  the hypothetical knock-in level;
  the hypothetical percentage change from the hypothetical initial Fund value to the hypothetical final Fund value;
  whether or not a knock-in event has occurred; and

  the hypothetical total rate of return to beneficial owners of the securities.

     The figures below are for purposes of illustration only. The actual maturity payment amount will depend on the actual final Fund value and whether a knock-in event occurs during the term of the securities, as determined by the calculation agent as described in this pricing supplement.

		A knock-in event has occurred		A knock-in event has not occurred
Hypothetical final Fund value ($)	Hypothetical return of the Fund (%)	Hypothetical return at maturity (%)	Hypothetical total return at maturity ($)(1)	Hypothetical return at maturity (%)	Hypothetical total return at maturity ($)(1)
$27.99	-50.00%	-50.00%	$500.00	NA	NA
$30.79	-45.00%	-45.00%	$550.00	NA	NA
$33.59(2)	-40.00%	-40.00%	$600.00	NA	NA
$36.39	-35.00%	-35.00%	$650.00	0.00%	$1,000.00
$39.19	-30.00%	-30.00%	$700.00	0.00%	$1,000.00
$41.99	-25.00%	-25.00%	$750.00	0.00%	$1,000.00
$44.78	-20.00%	-20.00%	$800.00	0.00%	$1,000.00
$47.58	-15.00%	-15.00%	$850.00	0.00%	$1,000.00
$50.38	-10.00%	-10.00%	$900.00	0.00%	$1,000.00
$53.18	-5.00%	-5.00%	$950.00	0.00%	$1,000.00
$55.98(3)	0.00%	0.00%	$1,000.00	0.00%	$1,000.00
$58.78	5.00%	5.00%	$1,050.00	5.00%	$1,050.00
$61.58	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
$64.38	15.00%	15.00%	$1,150.00	15.00%	$1,150.00
$67.18	20.00%	20.00%	$1,200.00	20.00%	$1,200.00
$69.98	25.00%	25.00%	$1,250.00	25.00%	$1,250.00
$72.77	30.00%	30.00%	$1,300.00	30.00%	$1,300.00
$75.57	35.00%	35.00%	$1,350.00	35.00%	$1,350.00
$78.37	40.00%	40.00%	$1,400.00	40.00%	$1,400.00
$81.17	45.00%	40.00%	$1,400.00	40.00%	$1,400.00
$83.97	50.00%	40.00%	$1,400.00	40.00%	$1,400.00

(1)	Assumes a maximum supplemental payment amount of $400.00. The actual maximum supplemental payment amount will be determined on the trade date.

(2)	This is the hypothetical knock-in level.

(3)	This is the hypothetical initial Fund value.

     The following graph sets forth the return at maturity for a range of final Fund values, assuming a maximum maturity payment amount of $1,400.00 per $1,000.00 security (40.00% over the principal amount).

Return Profile of Access Securities vs. the Fund

Who should or should not consider an investment in the securities?

     We have designed the securities for investors who seek exposure to the Fund who believe that the Fund value will increase over the term of the securities, want to participate in the possible appreciation of the Fund (measured by the percentage change in the value of the Fund based on the final Fund value relative to the initial Fund value), subject to the maximum supplemental payment amount, which is currently expected to be between 35.00% and 45.00% over the principal amount of the securities, understand that, if the final Fund value is less than the initial Fund value and a knock-in event has occurred, they will lose money on their investment in amount proportionate to the percentage decline in the value of the Fund and they should be willing to risk up to 100.00% of their investment, and who are willing to hold their securities until maturity. The actual maximum supplemental payment amount will be determined on the trade date.

     The securities are not designed for, and may not be a suitable investment for, investors who are unable or unwilling to hold the securities to maturity, who seek principal protection for their investment and who are unwilling to make an investment exposed to any downside performance risk of the Fund, or who wish to participate in the full upside performance of the Fund. This may not be a suitable investment for investors who prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

What will I receive if I sell the securities prior to maturity?

     The market value of the securities may fluctuate during the term of the securities. Several factors and their interrelationship will influence the market value of the securities, including the market price per share of the Fund, dividend yields on the Fund, the time remaining to maturity of the securities, interest and yield rates in the market and the volatility of the market price per share of the Fund. If you sell your securities prior to maturity, you may have to sell them at a discount to the principal amount of the securities. Depending on the impact of these factors, you may receive less than $1,000.00 per security from any sale of your securities before the maturity date of the securities and less than what you would have received had you held the securities until maturity. For more details, see “Risk Factors — Many factors affect the market value of the securities” on page P-13.

Who maintains the Fund and what does the Fund measure?

     According to publicly available information, the iShares® MSCI EAFE IndexSM Fund (the Fund) is an investment fund that is part of iShares® Trust (iShares®) and is managed by BlackRock Fund Advisors (BFA or the Fund Sponsor). Prior to December 1, 2009, BlackRock Fund Advisors was known as Barclays Global Fund Advisors. The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM (the Underlying Index). The Underlying Index has been developed by Morgan Stanley Capital International, Inc. (MSCI or the Index Sponsor) as an equity benchmark for international stock performance and includes stocks from Europe, Australasia and the Far East.

     The Fund is managed by the Fund Sponsor without regard to the securities. In addition, the MSCI EAFE IndexSM is determined, calculated and maintained by the Index Sponsor without regard to the securities.

     You should be aware that an investment in the securities does not entitle you to any ownership interest in the Fund or the common stocks of the companies included in the Underlying Index or held by the Fund. For a detailed discussion of the Fund, see “iShares® MSCI EAFE IndexSM Fund” beginning on page P-24.

How has the Fund performed historically?

     You can find a table with the high, low and closing prices per share of the Fund during each calendar quarter from the first calendar quarter of 2004 to the present in the section entitled “iShares® MSCI EAFE IndexSM Fund — Historical Data” in this pricing supplement. We obtained the historical information from Bloomberg Financial Markets without independent verification. You should not take the past performance of the Fund as an indication of how the Fund will perform in the future.

What about taxes?

     The treatment of the securities for United States Federal income tax purposes is uncertain. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Fund, subject to the “constructive ownership” rules of Section 1260 of the Internal Revenue Code. Under this characterization of the securities, you generally should recognize capital gain or loss upon the sale or maturity of your securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for the securities.

     For further discussion, see “Supplemental Tax Considerations” below and “Taxation in the United States” in the accompanying prospectus supplement and prospectus.

Will the securities be listed on a stock exchange?

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. Accordingly, if you sell your securities prior to maturity, you may have to sell them at a substantial loss. You should review the section entitled “Risk Factors — There may not be an active trading market for the securities” in this pricing supplement.

Are there any risks associated with my investment?

     Yes, an investment in the securities is subject to significant risks, including the risk of loss of your principal. We urge you to read the detailed explanation of risks in “Risk Factors” beginning on page P-11.

RISK FACTORS

     An investment in the securities is subject to the risks described below, as well as the risks described under “Risk Factors — Risks relating to index linked notes or notes linked to certain assets” in the accompanying prospectus supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the component common stocks, i.e., the common underlying the Fund to which your securities are linked. You should carefully consider whether the securities are suited to your particular circumstances.

Your investment may result in a loss of some or all of your principal

     We will not repay you a fixed amount of principal on the securities at maturity. The payment at maturity on the securities will depend on the percentage change in the value of the Fund based on the final Fund value relative to the initial Fund value and on whether a knock-in event occurs during the term of the securities. Because the value of the Fund is subject to market fluctuations, the amount of cash you receive at maturity may be more or less than the principal amount of the securities. If the final Fund value is less than the initial Fund value and a knock-in event has occurred, the maturity payment amount will be less than the principal amount of each security. Accordingly, if the value of the Fund decreases in this manner, you will lose a proportion or all of your principal.

You will not receive interest payments on the securities

     You will not receive any periodic interest payments on the securities or any interest payment at maturity. Your payment at maturity will depend on the percentage change in the value of the Fund based on the final Fund value relative to the initial Fund value and on whether a knock-in event has occurred during the term of the securities.

Your yield may be lower than the yield on a standard debt security of comparable maturity

     The yield that you will receive on your securities, which could be negative if the final Fund value is less than the initial Fund value and a knock-in event has occurred, may be less than the return you could earn on other investments. Even if your yield is positive, your yield may be less than the yield you would earn if you bought a standard senior non-callable debt security of Eksportfinans with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money. Unlike conventional senior non-callable debt securities, the securities do not guarantee the return of all of the principal amount at maturity. In addition, no interest will be paid during the term of your securities.

Your return is limited and will not reflect the return of owning shares of the Fund or the common stocks that are held by the Fund or that underlie the Underlying Index

     You should understand that the opportunity to participate in the possible appreciation in the value of the Fund through an investment in the securities is limited because the amount that you receive at maturity will never exceed the principal amount of $1,000.00 per security plus the maximum supplemental payment amount. The maximum supplemental payment amount represents a maximum appreciation on the securities currently expected to be between 35.00% and 45.00% over the principal amount of the securities, which will be determined on the trade date. Although any positive return on the securities is based on the percentage increase in the value of the Fund, in no event will the supplemental payment amount you receive at maturity be greater than the maximum supplemental payment amount currently expected to be between $350.00 and $450.00 per security, which will be determined on the trade date. However, if the final Fund value is less than the initial Fund value and a knock-in event has occurred, you will lose some or all of your principal.

Owning the securities is not the same as owning the common stocks that are held by the Fund or that underlie the Underlying Index, or shares of the Fund itself

     The return on your securities will not reflect the return you would realize if you actually owned the common stocks that are held by the Fund or that underlie the Underlying Index, or the shares of the Fund itself. First, because the maturity payment amount will be determined based on the performance of the Fund, the return on the securities will not take into account the value of any dividends that may be paid on the stocks held by the Fund or on shares of the Fund itself. Second, as a holder of the securities, you will not be entitled to receive any dividend payments or other distributions on the stocks held by the Fund or the shares of the Fund itself, nor will you have voting rights or any other rights that holders of the stocks held by the Fund or the shares of the Fund may have. If the return on the Fund over the term of the securities exceeds the principal amount of the securities and the interest payments you receive, your return on the securities at maturity will be less than the return on a direct investment in the Fund without taking into account taxes and other costs related to such a direct investment. If the price of the shares of the Fund increases above the initial Fund value during the term of the securities, the market value of the securities will not increase by the same amount. It is also possible for the price of the shares of the Fund to increase while the market value of the securities declines. In addition, investing in the securities is not equivalent to investment in a mutual fund or other pooled investment that invests in stocks held by the Fund. The return on your investment in the securities may differ from the return you might earn on a direct investment in a mutual fund or other pooled investment over a similar period.

The maturity payment amount for the securities will not be adjusted for any change in currency exchange rates

     Although the common stocks included in the MSCI indices comprising the Underlying Index are traded in currencies other than U.S. dollars and the securities are denominated in U.S. dollars, the maturity payment amount will not be adjusted for any change in the currency exchange rate between other currencies and the U.S. dollar. Changes in exchange rates, however, may reflect changes in the economy that in turn may affect the maturity payment amount for the securities. The maturity payment amount will be based solely on the percentage change in the value of the Fund from the initial Fund value to the final Fund value, which may be negative.

There may not be an active trading market for the securities

     The securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a liquid trading market will develop for the securities. The development of a trading market for the securities will depend on our financial performance and other factors such as the increase, if any, in the value of the Fund. Even if a secondary market for the securities develops, it may not provide significant liquidity, and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices for the securities in any secondary market could be substantial. If you sell your securities before maturity, you may have to do so at a discount from the initial public offering price, and, as a result, you may suffer substantial losses.

     Wells Fargo Securities, LLC and its broker-dealer affiliates currently intend to make a market for the securities, although they are not required to do so and may stop any such market-making activities at any time. As market makers, trading of the securities may cause Wells Fargo Securities, LLC or its broker-dealer affiliates to have long or short positions in the securities. The supply and demand for the securities, including inventory positions of market makers, may affect the secondary market for the securities.

Many factors affect the market value of the securities

     The market value of the securities will be affected by factors that interrelate in complex ways. It is important for you to understand that the effect of one factor may offset the increase in the market value of the securities caused by another factor and that the effect of one factor may compound the decrease in the market value of the securities caused by another factor. For example, a change in the volatility of the Fund may offset some or all of any increase in the market value of the securities attributable to another factor, such as an increase in the value of the Fund. In addition, a change in interest rates may offset other factors that would otherwise change the value of the Fund, and therefore, may change the market value of the securities. We expect that the market value of the securities will depend substantially on the amount, if any, by which the final Fund value exceeds or does not exceed the initial Fund value. If you choose to sell your securities when the value of the Fund exceeds the initial Fund value, you may receive substantially less than the amount that would be payable at maturity based on this level because of the expectation that the Fund will continue to fluctuate until the final Fund value is determined and the risk that a knock-in event may occur. We believe that other factors that may also influence the value of the securities include:

  whether a knock-in event has already occurred or the likelihood of a knock-in event occurring prior to the valuation date;

  the volatility (frequency and magnitude of changes in the market price) of the Fund and, in particular, market expectations regarding the volatility of the Fund;

  interest rates in the U.S. market;

  the dividend yields of the common stocks held by the Fund;

  our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market;

  changes that affect the Fund, such as additions, deletions or substitutions;

  the time remaining to maturity; and

  geopolitical, economic, financial, political, regulatory or judicial events as well as other conditions may affect the market price per share of the Fund.

The correlation between the performance of the Fund and the performance of the Underlying Index may be imperfect

     The Fund uses a representative sampling strategy to track the performance of the Underlying Index which may give rise to tracking error, i.e., the discrepancy between the performance of the Underlying Index and the performance of the Fund. In addition, because the shares of the Fund are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Fund may differ from the net asset value per share of the Fund. Because of the potential discrepancies identified above, the Fund return may not correlate perfectly with the return on the Underlying Index over the same period. For more information, see “iShares® MSCI EAFE IndexSM Fund” on page P-24.

An investment in the securities is subject to risks associated with non-U.S. securities markets.

     The component stocks included in the MSCI indices comprising the Underlying Index have been issued by foreign companies in 21 developed countries in Europe, Asia, Australia and the Far East. An investment in securities linked to the value of foreign equity securities involves particular risks. Foreign securities markets may be more volatile than U.S. securities markets and market developments may affect foreign markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies than there is about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission, and foreign companies may be subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

     Securities prices in foreign countries are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the foreign securities markets, include the possibility of recent or future changes in the foreign government’s economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other foreign laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, certain aspects of a particular foreign economy may differ favorably or unfavorably from the U.S. economy in important respects such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

     Because foreign exchanges may be open on days when the Fund is not traded, the value of the securities underlying the Fund may change on days when shareholders will not be able to purchase or sell the Fund’s shares.

We have no affiliation with the Fund Sponsor and are not responsible for its public disclosure of information

     We are not affiliated with the Fund Sponsor in any way and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Fund. If the Fund Sponsor discontinues or suspends the calculation of the Fund, it may become difficult to determine the market value of the securities or the redemption amount. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Fund exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See “Specific Terms of the Securities — Market Disruption Event” on page P-20 and “Specific Terms of the Securities — Discontinuation of / Adjustments to the Fund” on page P-21.

     Each security is an unsecured debt obligation of Eksportfinans only and is not an obligation of the Fund Sponsor. None of the money you pay for your securities will go to the Fund Sponsor. The Fund Sponsor is not involved in the offering of the securities in any way and has no obligation to consider your interest as an owner of securities in taking any actions that might affect the value of your securities. The Fund Sponsor may take actions that will adversely affect the market value of the securities.

     We have derived the information about the Fund Sponsor and the Fund in this pricing supplement from publicly available information, without independent verification. We do not assume any responsibility for the adequacy or accuracy of the information about the Fund or the Fund Sponsor contained in this pricing supplement. You, as an investor in the securities, should make your own investigation into the Fund and the Fund Sponsor.

Historical values of the Fund should not be taken as an indication of the future values of the Fund during the term of the securities

     The trading prices of the common stocks held by the Fund will determine the Fund value at any given time. As a result, it is impossible to predict whether the value of the Fund will rise or fall. Trading prices of the common stocks held by the Fund will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the common stocks held by the Fund.

Hedging transactions may affect the return on the securities

     As described below under “Use of Proceeds and Hedging” on page P-29, we through one or more hedging counterparties may hedge our obligations under the securities by purchasing common stocks held by the Fund, futures or options on the Fund or common stocks held by the Fund, futures or options on the Fund itself or other derivative instruments with returns linked or related to changes in the market prices of common stocks held by the Fund or the shares of the Fund itself, and may adjust these hedges by, among other things, purchasing or selling common stocks held by the Fund or shares of the Fund itself, futures, options, or other derivative instruments with returns linked to the common stocks held by the Fund or shares of the Fund itself at any time. Although they are not expected to, any of these hedging activities may adversely affect the trading prices of common stocks held by the Fund or the shares of the Fund itself and, therefore, the market value of the securities. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the securities declines.

The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities

     Assuming no change in market conditions or any other relevant factors, the price, if any, at which Wells Fargo Securities, LLC is willing to purchase the securities in secondary market transactions will likely be lower than the initial public offering price. The initial public offering price includes, and secondary market prices are likely to exclude, the underwriting discount and commission paid in connection with the initial distribution and the structuring and development costs. In addition, any such price is also likely to reflect dealer discounts, mark-ups and other transaction costs, such as a discount to account for costs associated with establishing or unwinding any related hedge transaction. We expect such costs will include the projected profit that our hedge counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. In addition, any such prices may differ from values determined by pricing models used by Wells Fargo Securities, LLC, as a result of dealer discounts, mark-ups or other transactions.

Potential conflicts of interest could arise

     Wells Fargo Securities, LLC and its affiliates expect to engage in trading activities related to the Fund, including hedging transactions for their proprietary accounts, for other accounts under their management or to facilitate transactions on behalf of customers. Any of these activities could adversely affect the value of the Fund and, therefore, the market value of the securities and payment at maturity. Wells Fargo Securities, LLC may also issue or underwrite securities or financial or derivative instruments with returns linked to changes in the value of the Fund. These trading activities may present a conflict between your interest in your securities and the interests Wells Fargo Securities, LLC and its affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the market price of the Fund, could be adverse to your interests as a holder of the securities.

     Affiliates of the agent may presently or from time to time engage in business with one or more of the issuers of component common stocks held by the Fund. This business may include extending loans to, or making equity investments in, such companies or providing advisory services to such companies, including merger and acquisition advisory services. In the course of business, affiliates of the agent may acquire non-public information relating to these companies and, in addition, one or more affiliates of the agent may publish research reports about these companies. The agent does not make any representation to any purchasers of the securities regarding any matters whatsoever relating to the issuers of component common stocks held by the Fund. Any prospective purchaser of the securities should undertake an independent investigation of these companies as in its judgment is appropriate to make an informed decision regarding an investment in the securities. The composition of the issuers of component stocks held by the Fund does not reflect any investment or sell recommendations of affiliates of the agent.

The calculation agent may postpone the valuation date and, therefore, determination of the final Fund value and the maturity date if a market disruption event occurs on the valuation date

     The valuation date and, therefore, determination of the final Fund value may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the valuation date with respect to the Fund. If a postponement occurs, the calculation agent will use the closing price per share of the Fund on the next succeeding trading day on which no market disruption event occurs or is continuing as the final Fund value. As a result, the maturity date for the securities would be postponed. You will not be entitled to compensation from us or the calculation agent for any loss suffered as a result of the occurrence of a market disruption event, any resulting delay in payment or any change in the value of the Fund after the valuation date. See “Specific Terms of the Securities — Market Disruption Event” beginning on page P-20.

Tax consequences are uncertain

     The federal income tax treatment of the securities is uncertain and the Internal Revenue Service (the IRS) could assert that the securities should be taxed in a manner that is different than described in this pricing supplement. From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, as discussed further below, on December 7, 2007, the IRS issued a notice indicating that it and the Treasury Department (the Treasury) are actively considering whether, among other issues, you should be required to accrue ordinary income over the term of an instrument such as the securities even though you will not receive any payments with respect to the security until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the securities could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     You should consult your tax advisor as to the tax consequences of investing in the securities, significant aspects of which are uncertain. See “Supplemental Tax Considerations” on page P-27.

SPECIFIC TERMS OF THE SECURITIES

Issuer:	Eksportfinans ASA

Specified Currency:	U.S. dollars

Principal Amount:	$1,000.00

Aggregate Principal Amount:	$[•]

Agent:	Wells Fargo Securities, LLC

The agent may make sales through its affiliates or selling agents.

Agent acting in the capacity as:	Principal

Trade Date:	April [•], 2010

Original Issue Date:	May [•], 2010

Maturity Date:	November 5, 2013. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

Valuation Date:

October 29, 2013. However, if that day occurs on a day that is not a trading day or on which the calculation agent has determined that a market disruption event has occurred or is continuing, then the valuation date will be postponed until the next succeeding trading day on which the calculation agent determines that a market disruption event does not occur or is not continuing; provided that in no event will the valuation date be postponed by more than five business days. If the valuation date is postponed, then the maturity date of the securities will be postponed by an equal number of business days.

The Fund:	The return on the securities, is linked to the performance of the iShares® MSCI EAFE IndexSM Fund (the Fund).

Payment at Maturity:

At maturity, for each security you own, you will receive a cash payment equal to the maturity payment amount. The maturity payment amount to which you will be entitled depends on the change in the value of the Fund based on the final Fund value relative to the initial Fund value and on whether a knock-in event has occurred during the term of the securities.

The maturity payment amount for each security will be determined by the calculation agent as described below:

  If the final Fund value is greater than the initial Fund value, the maturity payment amount per security will equal the issue price of $1,000.00 per security plus the supplemental payment amount.

  If the final Fund value is less than or equal to the initial Fund value, the maturity payment amount per security will equal the issue price of $1,000.00, unless a knock-in event has occurred.

  If the final Fund value is less than or equal to the initial Fund value and a knock-in event has occurred, the maturity payment amount per security will equal:

$1,000.00 × the relative return of the Fund

If the final Fund value is less than or equal to the initial Fund value and a knock-in event has occurred, you will lose some or all of your principal. If the final Fund value is zero, the maturity payment amount will be zero.

You should understand that the opportunity to benefit from the possible increase in the value of the Fund through an investment in the securities is limited because the supplemental payment amount will never exceed the maximum supplemental payment amount. The maximum supplemental payment amount represents a maximum appreciation on the securities, currently expected to be between 35.00% and 45.00% over the principal amount of the securities. However, if the final Fund value is less than the initial Fund value and a knock-in event has occurred, the amount you will receive at maturity will be less than the principal amount of the securities. Accordingly, if the value of the Fund decreases in this manner, you will lose some or all of your principal.

If any payment is due on the securities on a day which is not a day on which commercial banks settle payments in the City of New York, then such payment may be made on the next day that is a day on which commercial banks settle payments in the City of New York, in the same amount and with the same effect as if paid on the original due date.

Initial Fund Value:	[•], the closing price per share of the Fund on the trade date.

Final Fund Value:	The closing price per share of the Fund on the valuation date, as determined by the calculation agent.

Value of the Fund:

The value of the Fund during any trading day, other than the closing price per share, will be the latest market price at that time reported by Bloomberg Financial Markets or a similar or successor source, as determined by the calculation agent.

Closing price:

The closing price for one share of the Fund (or one unit of any other security for which a closing price must be determined) on any trading day means:

  if shares of the Fund (or any such other security) are listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which shares of the Fund (or any such other security) are listed or admitted to trading, or if shares of the Fund (or any such other security) are not listed or admitted to trading on any national securities exchange but are included in the OTC Bulletin Board Service (the OTC Bulletin Board) operated by the Financial Industry Regulatory Authority (FINRA), the last reported sale price of the principal trading session on the OTC Bulletin Board on such day.

If shares of the Fund (or any such other security) are listed or admitted to trading on any national securities exchange but the last reported sale price, as applicable, is not available pursuant to the preceding sentence, then the closing price for one share of the Fund (or one unit of any such other security) on any trading day will mean the last reported sale price of the principal trading session on the over-the-counter market or the OTC Bulletin Board on such day.

If the last reported sale price for shares of the Fund (or any such other security) is not available pursuant to either of the two preceding sentences, then the closing price for any trading day will be the mean, as determined by the calculation agent, of the bid prices for shares of the Fund (or any such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent. Bids of Wells Fargo Securities, LLC or any of its affiliates may be included in the calculation of such mean, but only to the extent that any such bid is the highest of the bids obtained. The term “OTC Bulletin Board” will include any successor service thereto.

Market Price:

The market price of the Fund at any time during any trading day during the regular business hours of the relevant exchange, will be the latest reported sales price of the Fund on the relevant exchange at that time, as determined by the calculation agent.

Relevant Exchange:

The primary U.S. securities organized exchange or market of trading for the shares of the Fund. If certain events occur as described below under “Specific Terms of the Securities — Discontinuation of/Adjustments to the Fund”, the relevant exchange will be the exchange or securities market on which the successor fund that is a listed exchange traded fund is principally traded, or the exchanges or securities markets on which the stocks used for the purposes of calculating a substitute price for the Fund are principally traded, as applicable, as determined by the calculation agent. The relevant exchange as of the date hereof is the NYSE Arca.

Knock-in Event:

A knock-in event will occur if, as determined by the calculation agent, the value of the Fund at any time on any trading day from the first trading day following the trade date to and including the valuation date is equal to or less than the knock-in level.

Knock-in Level:	[•], the level that is 40.00% below the initial Fund value, to be determined by the calculation agent as of the trade date.

Supplemental Payment Amount:

$1,000.00 times the Fund performance. However, in no event may the supplemental payment amount exceed an amount currently expected to be between $350.00 and $450.00 per security, which will result in a maximum payment at maturity per security of $1,350.00 to $1,450.00 (the maximum maturity payment amount). The actual maximum supplemental payment amount and, therefore, the maximum maturity payment amount will be determined on the trade date.

Fund Performance:

The percentage increase in the value of the Fund from the initial Fund value to the final Fund value, and can be expressed by the following formula:

final Fund value – initial Fund value
initial Fund value

Relative Return of the Fund:	The final Fund value divided by the initial Fund value.

Market Disruption Event:

A market disruption event means the occurrence or existence of any of the following events:

  a suspension, absence or material limitation of trading in shares of the Fund on its primary market for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  a suspension, absence or material limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

  the shares of the Fund do not trade on the NYSE Arca, the NASDAQ Global Market or what was the primary market for shares of the Fund, as determined by the calculation agent in its sole discretion; or

  any other event, if the calculation agent determines in its sole discretion that the event materially interferes with the ability of Wells Fargo Securities, LLC or the ability of any of its hedge counterparties to unwind all or a material portion of a hedge with respect to the securities that Wells Fargo Securities, LLC or its hedge counterparties have effected or may effect as described below under “Use of Proceeds and Hedging”.

The following events will not be market disruption events:

  a limitation on the hours or number of days of trading in shares of the Fund on its primary market, but only if the limitation results from an announced change in the regular business hours of the relevant market; and

  a decision to permanently discontinue trading in the option or futures contracts relating to shares of the Fund.

For this purpose, a “suspension, absence or material limitation of trading” in the primary securities market on which option or futures contracts relating to shares of the Fund, if available, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in option or futures contracts relating to shares of the Fund, if available, in the primary market for those contracts, by reason of any of:

  a price change exceeding limits set by that market;

  an imbalance of orders relating to those contracts; or

  a disparity in bid and asked quotes relating to those contacts;

will constitute a suspension or material limitation of trading in option or futures contracts, as the case may be, relating to the Fund in the primary market for those contracts.

Discontinuation of / Adjustments to the Fund:

If the Fund Sponsor discontinues operation of the Fund or another entity establishes or designates a successor or substitute fund that the calculation agent determines, in its sole discretion, to be comparable to the Fund (a successor fund), then, upon the calculation agent’s notification of any determination to the trustee and Eksportfinans, the calculation agent will substitute the successor fund as established or designated by the Fund Sponsor or another entity for the Fund and calculate the final Fund value as described above under “— Payment at Maturity”. Upon any selection by the calculation agent of a successor fund, Eksportfinans will cause notice to be given to holders of the securities.

If the Fund Sponsor discontinues operation of the Fund and:

  the calculation agent does not select a successor fund, or the successor fund is no longer traded or listed on any of the relevant trading days,

the calculation agent will compute a substitute price for shares of the Fund in accordance with the procedures last used to calculate the price of one share of the Fund before any discontinuation but using only those stocks that were held by the Fund prior to such discontinuation. If a successor fund is selected or the calculation agent calculates a price as a substitute for shares of the Fund as described below, the successor fund or price will be used as a substitute for shares of the Fund for all purposes going forward, including for purposes of determining whether a market disruption event exists, even if the Fund Sponsor decides to re-establish the Fund, unless the calculation agent in its sole discretion decides to use such re-established fund.

If the Fund Sponsor discontinues the Fund before the valuation date and the calculation agent determines that no successor fund is available at that time, then on each trading day until the earlier to occur of:

  the determination of the final Fund value, or

  a determination by the calculation agent that a successor fund is available,

the calculation agent will determine the price that would be used in computing the payment at maturity as described in the preceding paragraph as if that day were a trading day. The calculation agent will cause notice of each price to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation, and arrange for information with respect to these prices to be made available by telephone.

Notwithstanding these alternative arrangements, discontinuation of the publication of the Fund would be expected to adversely affect the price and liquidity of and trading in the securities.

If at any time the method of calculating the price of the shares of the Fund or the price of the successor fund, changes in any material respect, or if the Fund or successor fund is in any other way modified so that the Fund or successor fund does not, in the opinion of the calculation agent, fairly represent the price of the shares of the Fund had those changes or modifications not been made, then, from and after that time, the calculation agent will, at the close of business in New York City, New York, on each date that the closing price of the shares of the Fund is to be calculated, make any adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a calculation of a price of a fund comparable to the Fund or such successor fund, as the case may be, as if those changes or modifications had not been made, and calculate the closing price with reference to the Fund or such successor fund, as so adjusted. Accordingly, if the method of calculating the Fund or a successor fund is modified and has a dilutive or concentrative effect on the price of such fund e.g., due to a split, then the calculation agent will adjust such fund in order to arrive at a price of such fund as if it had not been modified, e.g., as if a split had not occurred.

Neither the calculation agent nor Eksportfinans will have any responsibility for good faith errors or omissions in calculating or disseminating information regarding the Fund or any successor fund or as to modifications, adjustments or calculations by the Fund Sponsor or any successor entity in order to arrive at the price of the shares of the Fund or any successor fund.

Calculation Agent:

Wells Fargo Securities, LLC will serve as the calculation agent. All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, absent a determination of a manifest error, will be conclusive for all purposes and binding on the holders and beneficial owners of the securities.

Business Day:

For purposes of this issuance, a business day means a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in The City of New York generally are authorized or obligated by law, regulation or executive order to close.

Trading Day:

A day, as determined by the calculation agent, on which trading is generally conducted on the NYSE, the NYSE Arca, the Nasdaq Global Market, the Chicago Board Mercantile Exchange and the Chicago Board of Options Exchange and in the over-the-counter market for equity securities in the United States.

Tax Redemption:	No

Additional Amounts Payable:	No

Authorized Denominations:	$1,000.00 and integral multiples of $1,000.00 in excess thereof.

Form of Securities:	Book-entry

Listing:	The securities will not be listed or displayed on any securities exchange or any electronic communications network.

Events of Default and Acceleration:

If the maturity of the securities is accelerated upon an event of default under the indenture referenced in the accompanying prospectus, the amount payable upon acceleration will be determined by the calculation agent. Such amount will be the redemption amount calculated as if the date of declaration of acceleration were the valuation date.

     The securities are not renewable notes, amortizing notes or zero coupon notes, each as described in the prospectus supplement. In addition, there is no optional redemption or extension of maturity in connection with the securities.

     Capitalized terms used in this pricing supplement without definition have the meanings given to them in the accompanying prospectus supplement and prospectus.

     You should read this pricing supplement together with the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010 relating to our medium-term notes of which these securities are a part. This pricing supplement, together with these documents, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk factors” in the accompanying prospectus supplement dated February 4, 2010, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the securities.

     You may access the prospectus dated February 4, 2010, as supplemented by the prospectus supplement dated February 4, 2010, on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Web site):

     http://www.sec.gov/Archives/edgar/data/700978/000095012310008669/u08181fv3asr.htm

     Our Central Index Key, or CIK, on the SEC Web site is 700978. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Eksportfinans ASA.

iSHARES® MSCI EAFE INDEXSM FUND

     We have obtained all information regarding the iShares® MSCI EAFE IndexSM Fund (the Fund) contained in this pricing supplement from publicly available information, including the iShares® prospectus for the Fund dated December 1, 2009 (as supplemented February 2, 2010) (the Fund Prospectus) and from iShares’ website. That information reflects the policies of, and is subject to change by, iShares®. We do not assume any responsibility for the accuracy or completeness of such information, and the Fund Prospectus and iShares’ website are not, and should not be considered, incorporated by reference in this pricing supplement. As a prospective purchaser of the securities, you should undertake an independent investigation of the Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the securities.

     “iShares®” is a registered trademark of BlackRock Institutional Trust Company, N.A. and has not licensed Eksportfinans, Wells Fargo Securities, LLC, its subsidiaries nor its affiliates with regards to such information. Prior to December 1, 2009, BlackRock Institutional Trust Company, N.A. was known as Barclays Global Investors, N.A.

     iShares® currently consists of over 90 investment portfolios. iShares® was organized as a Delaware statutory trust on December 16, 1999 and is authorized to have multiple series or portfolios. iShares® is an open-end management investment company, registered under the Investment Company Act of 1940, as amended. The offering of iShares®’s shares is registered under the Securities Act of 1933, as amended. The various funds under the control of iShares® are managed by BlackRock Fund Advisors (BFA), a subsidiary of BlackRock Institutional Trust Company, N.A. Information concerning the Fund provided to or filed with the SEC by iShares® pursuant to the Securities Act and the Investment Company Act can be located by reference to SEC file numbers 333–92935 and 811–09729, respectively.

     The Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI EAFE IndexSM (the Underlying Index). The Fund’s investment objective may be changed without shareholder approval. The MSCI EAFE IndexSM has been developed by Morgan Stanley Capital International, Inc. (MSCI or the Index Sponsor) as an equity benchmark for international stock performance and includes stocks from Europe, Australasia, and the Far East. MSCI has no obligation to continue to publish, and may discontinue publication of, the Underlying Index. The Underlying Index is subject to change at any moment by MSCI. It is a capitalization-weighted index that aims to capture 85.00% of the (publicly available) total market capitalization. Component companies are adjusted for available float and must meet objective criteria for inclusion to the Underlying Index, taking into consideration unavailable strategic shareholdings and limitations to foreign ownership. MSCI reviews its indices quarterly.

     The Fund invests in a representative sample of securities included in the Underlying Index that collectively has an investment profile similar to the Underlying Index. Due to the use of representative sampling, the Fund may or may not hold all of the securities that are included in the Underlying Index. The Fund has disclosed publicly that it intends to concentrate its investments in a particular industry or geographic region to approximately the same extent that the Underlying Index is so concentrated. As of June 15, 2007, the Fund seeks to track the Underlying Index calculated with net dividends reinvested. “Net dividends” means dividends after reduction for taxes withheld at the rate applicable to holders of the stock held by the Fund that are resident in Luxembourg. With respect to the Fund, such withholding rates may differ from that applicable to United States residents. The Underlying Index is calculated on a real-time basis and disseminated at regular intervals throughout each day.

     The Fund is classified as “non-diversified”. A non-diversified fund generally may invest a larger percentage of its assets in the securities of a smaller number of issuers. As a result, the Fund may be more susceptible to the risks associated with these particular companies, or to a single economic, political or regulatory occurrence affecting these companies.

     The Fund is managed by BFA (the Fund Sponsor) without regard to the securities and BFA receives for its investment advisory services a fee at the annual rate of 0.35% with a shifting bonus structure to account for actual portfolio performance. In addition, the Underlying Index is sponsored by MSCI without regard to the securities. The Fund is an exchange traded fund that trades on the NYSE Arca stock exchange under the ticker symbol “EFA.”

Composition of the Fund

     As of February 26, 2010, the top ten industry sectors in which the Fund had invested, and its top ten security holdings by company, were as follows:

     Top ten industry sectors

1	Financials	25.13%
2	Industrials	11.65%
3	Consumer Staples	10.21%
4	Materials	9.99%
5	Consumer Discretionary	9.70%
6	Health Care	8.45%
7	Energy	8.01%
8	Utilities	5.71%
9	Telecommunication Services	5.69%
10	Information Technology	5.02%

Source: http://us.ishares.com/product_info/fund/overview/EFA.htm

     Top ten security holdings*

1	HSBC Holdings PLC	1.95%
2	Nestle SA-REG	1.78%
3	BP PLC	1.70%
4	BHP Billiton Ltd	1.27%
5	Total SA	1.22%
6	Roche Holding AG-Genusschein	1.21%
7	Novartis AG-REG	1.21%
8	Toyota Motor Corp	1.16%
9	Vodafone Group PLC	1.13%
10	Banco Santander SA	1.07%

*Holdings are subject to change.

Source: http://us.ishares.com/product_info/fund/overview/EFA.htm

     The price of the Fund at any time does not reflect the payment of dividends on the stocks included in the Fund or the Underlying Index. Because of this factor, the return on the securities will not be the same as the return you would receive if you were to purchase these stocks and hold them for a period equal to the term of the offered notes.

Historical Closing Prices Per Share of the Fund

     Since its inception, the price of the Fund has experienced significant fluctuations. Any historical upward or downward trend in the closing price per share of the Fund during any period shown below is not an indication that the closing price per share of the Fund is more or less likely to increase or decrease at any time during the term of the securities. The historical prices of the Fund do not give an indication of future performance of the Fund. We cannot make any assurance that the future performance of the Fund or the trading prices of the underlying common stocks will result in holders of the securities receiving a positive total return on their investment.

     We obtained the closing prices per share of the Fund listed below from Bloomberg Financial Markets without independent verification. The actual prices per share of the Fund at or near maturity of the securities may bear little relation to the historical prices shown below.

     The following table sets forth the published quarterly intra-day high, low and quarter end closing price per share of the Fund (in U.S. dollars) at the end of each quarter from January 1, 2004 through December 31, 2009 and the period from January 1, 2010 to March 29, 2010. On March 29, 2010, the closing price per share of the Fund was $55.98. This historical data on the Fund is not indicative of the future price per share of the Fund or what the market value of the securities may be. Any historical upward or downward trend in the price per share of the Fund during any period set forth below is not any indication that the price per share of the Fund is more or less likely to increase or decrease at any time during the term of the securities.

Quarterly High, Low and Quarter-End Closing Price of the Fund

Quarter-Start Date	Quarter-End Date	High Intra-Day Price of the Fund	Low Intra-Day Price of the Fund	Quarter-End Closing Price of the Fund
01/01/2004	01/31/2004	48.24	45.00	47.20
04/01/2004	06/30/2004	48.41	43.27	47.67
07/01/2004	09/30/2004	47.55	44.47	47.13
10/01/2004	12/31/2004	53.53	47.12	53.42

01/01/2005	03/31/2005	55.36	51.13	52.96
04/01/2005	06/30/2005	53.94	51.12	52.39
07/01/2005	09/30/2005	58.57	51.24	58.10
10/01/2006	12/31/2005	60.95	54.55	59.43

01/01/2006	03/31/2006	65.52	60.21	64.92
05/16/2006	06/30/2006	70.65	59.40	65.39
07/01/2006	09/30/2006	68.52	60.93	67.75
10/01/2006	12/31/2006	74.66	67.61	73.22

01/01/2007	03/31/2007	77.18	70.90	76.26
04/01/2007	06/30/2007	81.79	76.05	80.77
07/02/2007	09/30/2007	83.80	67.50	82.59
10/01/2007	12/31/2007	86.50	78.00	78.50

01/01/2008	03/31/2008	79.22	65.63	71.90
04/01/2008	06/30/2008	78.77	68.06	68.67
07/01/2008	09/30/2008	68.39	52.00	56.30
10/01/2008	12/31/2008	56.42	35.53	44.86

01/01/2009	03/31/2009	45.62	31.56	37.59
04/01/2009	06/30/2009	49.18	37.28	45.81
07/01/2009	09/30/2009	56.31	43.29	54.68
10/01/2009	12/31/2009	57.66	52.42	55.28

01/01/2010	03/29/2010	58.00	49.94	55.98

SUPPLEMENTAL TAX CONSIDERATIONS

     The following is a general description of certain United States Federal income tax considerations relating to the securities. The following does not purport to be a complete analysis of all tax considerations relating to the securities. Prospective purchasers of the securities should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the securities and receiving payments under the securities. This summary is based upon the law as in effect on the date of this pricing supplement and is subject to any change in law that may take effect after such date. This summary does not address all aspects of United States Federal income taxation of the securities that may be relevant to you in light of your particular circumstances, nor does it address all of your tax consequences if you are a holder of securities who is subject to special treatment under the United States Federal income tax laws.

     The following discussion supplements and should be read together with the discussion in the prospectus supplement and the prospectus under “Taxation in the United States” and is subject to the limitations and exceptions set forth therein. Unless otherwise noted, this discussion is only applicable to you if you are a U.S. Holder (as defined in the accompanying prospectus). The following discussion represents the opinion of Allen & Overy LLP and does not address all U.S. Federal income tax matters that may be relevant to a particular prospective holder. Prospective holders should consult their own tax advisors as to the consequences of acquiring, holding and disposing of securities under the tax laws of the country of which they are resident for tax purposes as well of under the laws of any state, local or foreign jurisdiction.

     The characterization of the securities for U.S. Federal income tax purposes is not certain. As a result, some aspects of the U.S. Federal income tax consequences of an investment in the securities are not certain. No ruling is being requested from the IRS with respect to the securities and, accordingly, no assurance can be given that the IRS will agree with, and a court will ultimately uphold, the conclusions expressed herein. Although no definitive authority directly addresses the characterization of the securities or instruments similar to the securities for U.S. Federal income tax purposes, we intend to treat the securities as pre-paid cash-settled derivative contracts linked to the value of the Fund and, unless otherwise indicated, the discussion below assumes this to be the case. We and, by purchasing a security, you agree, in the absence of a change in law, an administrative determination or a judicial ruling to the contrary, to characterize the securities for all tax purposes as pre-paid derivative contracts linked to the value of the Fund. However, it is possible that the IRS could seek to characterize the securities in a manner that results in tax consequences (including the timing, amount and character of income) different from those described below. Prospective holders should consult their own tax advisors as to the proper characterizations and treatment of the securities for U.S. Federal income tax purposes.

     Subject to “constructive ownership” rules discussed below, for U.S. Federal income tax purposes, you generally should recognize capital gain or loss upon the sale or maturity of your securities (which will be long-term capital gain or loss if you hold your securities for more than one year) in an amount equal to the difference between the amount you receive at such time and your tax basis in the securities. In general, your tax basis in your securities will be equal to the price you paid for them. The deductibility of capital losses is subject to limitations.

     The securities will likely be subject to the “constructive ownership” rules under Section 1260 of the Internal Revenue Code. Any long-term capital gain recognized by you in respect of the securities will generally be recharacterized as ordinary income to the extent such gain exceeds the amount of your aggregate “net underlying long-term capital gain” (as defined in Section 1260 of the Internal Revenue Code). In general, “net underlying long-term capital gain” means the aggregate net capital gain that you would have had if you had acquired shares of the Fund at fair market value on the Original Issue Date and sold such shares upon the sale, exchange, redemption or other disposition of the securities at fair market value. In addition, an interest charge will apply to any underpayment of tax in respect of any gain that is recharacterized as ordinary income to the extent such gain would have resulted in gross income inclusion for you in taxable years prior to the taxable year of the sale, exchange, redemption or other disposition of the securities. In this regard, we will not provide to you any information relating to the Fund shares that would be relevant with respect to the necessary calculations under Section 1260 of the Internal Revenue Code. Prospective purchasers should consult with their own tax advisors as to the application of the “constructive ownership transaction” rules under Section 1260 of the Internal Revenue Code.

     Alternative Treatments. In light of the uncertainty as to the United States Federal income tax treatment, it would be a reasonable interpretation of the current law for the securities to be treated as a single debt instrument subject to the special tax rules governing contingent payment debt instruments. If the securities are so treated, you would be required to accrue interest income over the term of your securities based upon the yield at which we would issue a noncontingent fixed-rate debt instrument with other terms and conditions similar to your securities. You would recognize gain or loss upon the sale or maturity of your securities in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your securities. In general, your adjusted basis in your securities would be equal to the amount you paid for your securities, increased by the amount of interest you previously accrued with respect to your securities. Any gain you recognize upon the sale or maturity of your securities would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your securities, and thereafter would be capital loss.

     If the securities are treated as a contingent payment debt instrument and you purchase your securities in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the securities, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in treasury regulations governing contingent payment debt instruments. Accordingly, if you purchase your securities in the secondary market, you should consult your tax advisor as to the possible application of such rules to you.

     Because of the absence of authority regarding the appropriate tax characterization of your securities, it is possible that the IRS could seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above. You should consult your tax advisor as to the tax consequences of any possible alternative characterizations of your securities for U.S. Federal income tax purposes.

     From time to time, there may be legislative proposals or interpretive guidance addressing the tax treatment of financial instruments such as the securities. We cannot predict the likelihood of any such legislation or guidance being adopted, or the ultimate impact on the securities. For example, on December 7, 2007, the IRS released a notice stating that it and the Treasury are actively considering the proper federal income tax treatment of an instrument such as the securities, including whether the holders should be required to accrue ordinary income on a current basis and whether gain or loss should be ordinary or capital, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and Treasury are also considering other relevant issues, including whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Except to the extent otherwise provided by law, we intend to treat the securities for U.S. federal income tax purposes in accordance with the treatment set forth in this section unless and until such time as the IRS and the Treasury issue guidance providing that some other treatment is more appropriate.

     In addition, one member of the House of Representatives introduced a bill on December 19, 2007 that, if enacted, would have required holders of instruments such as the securities purchased after the bill was enacted to accrue interest income over the term of the securities despite the fact that there will be no interest payments over the term of the securities. It is not possible to predict whether a similar bill will be re-introduced or enacted in the future and whether any such bill would affect the tax treatment of your securities.

     Prospective purchasers of the securities should review the “Taxation in the United States” section in the prospectus supplement and the prospectus for a further discussion of the U.S. Federal income tax considerations and consult their tax advisors as to the consequences of acquiring, holding and disposing of the securities under the tax laws of the country of which they are resident for tax purposes as well as under the laws of any state, local or foreign jurisdiction.

USE OF PROCEEDS AND HEDGING

     The net proceeds from the sale of the securities will be used as described under “Use of Proceeds” in the accompanying prospectus supplement and prospectus and to hedge market risks of Eksportfinans associated with its obligation to pay the redemption amount at the maturity of the securities. The initial public offering price of the securities includes the underwriting discount and commission and the structuring and development costs indicated on the cover page of this pricing supplement and the estimated cost of hedging our obligations under the securities.

     We have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss.

     We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No holder of the securities will have any rights or interest in our hedging activity or any positions we or any unaffiliated counterparty may take in connection with our hedging activity.

     The hedging activity discussed above and the underwriting discount and commission and structuring and development costs may adversely affect the market value of the securities from time to time and the redemption amount you will receive on the securities at maturity. See “Risk Factors — Hedging transactions may affect the return on the securities”, “Risk Factors — The inclusion of the underwriting discount and commission and the structuring and development costs in the initial public offering price of the securities and certain hedging costs are likely to adversely affect the price at which you can sell your securities” and “Risk Factors — Potential conflicts of interest could arise” for a discussion of these adverse effects.

SUPPLEMENTAL PLAN OF DISTRIBUTION

     The securities are being purchased by Wells Fargo Securities, LLC (the agent) as principal, pursuant to a terms agreement dated as of [•], 2010 between the agent and us. The agent has agreed to pay our out-of-pocket expenses of the issue of the securities.

     From time to time, the agent and its affiliates have engaged, and in the future may engage, in transactions with and performance of services for us for which they have been, and may be, paid customary fees. In particular, an affiliate of the agent is our swap counterparty for a hedge of our obligations under the securities.

     In the future, the agent and its affiliates may repurchase and resell the offered securities in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices.

     The agent named below has committed to purchase all of those securities if any are purchased. Under certain circumstances, the commitments of non-defaulting underwriters may be increased.

Underwriter	Aggregate principal amount
Wells Fargo Securities, LLC	$[•]
Total	$[•]

     The agent named above proposes to offer the securities in part directly to the public at the maximum public offering price set forth on the cover page of this pricing supplement and in part to Wells Fargo Advisors Financial Network, LLC or certain securities dealers at such prices less a selling concession not to exceed $25.00 per security. After the initial public offering of the securities is completed, the public offering price and concessions may be changed by the agent. The maximum discount or commission that may be received by any member of the FINRA. for sales of securities pursuant to the accompanying prospectus supplement and prospectus will not exceed 8.00% of the initial public offering price of the securities.

     If the securities were priced today, the underwriting discount and commission and the structuring and development costs would total approximately $47.50 per $1,000.00 principal amount of the securities. The actual underwriting discount and commission and structuring and development costs will be set forth in the final pricing supplement when the final terms of the securities are determined. In no event will the underwriting discount and commission and the structuring and development costs exceed $55.00 per $1,000.00 principal amount of the securities.

     The initial public offering price of the securities includes the underwriting discount and commission and structuring and development costs described above and the estimated cost of hedging our obligations under the securities. As noted above, we have hedged our obligations under the securities through an affiliate of the agent. Our cost of hedging will include the projected profit that such counterparty expects to realize in consideration for assuming the risks inherent in hedging our obligations under the securities. Because hedging our obligations entails risks and may be influenced by market forces beyond our or our counterparty’s control, such hedging may result in a profit that is more or less than expected, or could result in a loss. The securities are new issues of securities with no established trading markets. We have been advised by the agent that the agent intends to make a market in the securities but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.

     Settlement for the securities will be made in immediately available funds. The securities will be in the Same Day Funds Settlement System at DTC and, to the extent the secondary market trading in the securities is effected through the facilities of such depositary, such trades will be settled in immediately available funds.

     Eksportfinans has agreed to indemnify the agent against certain liabilities, including liabilities under the Securities Act of 1933.

     This pricing supplement and the attached prospectus and prospectus supplement may be used by Wells Fargo Securities, LLC or an affiliate of Wells Fargo Securities, LLC, in connection with offers and sales related to market-making or other transactions in the securities. Wells Fargo Securities, LLC, or an affiliate of Wells Fargo Securities, LLC, may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale or otherwise.

     From time to time the agent engages in transactions with Eksportfinans in the ordinary course of business. The agent has performed investment banking services for Eksportfinans in the last two years and has received fees for these services.

     Wells Fargo Securities, LLC, as agent, may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit reclaiming a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions.

     No action has been or will be taken by Eksportfinans, the agent or any broker-dealer affiliates of either Eksportfinans or the agent that would permit a public offering of the securities or possession or distribution of this pricing supplement or the accompanying prospectus in any jurisdiction, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the securities, or distribution of this pricing supplement or the accompanying prospectus supplement and prospectus, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on Eksportfinans, the underwriters or any broker-dealer affiliates of either Eksportfinans or the agent.